Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We have issued our report dated March 31, 2018 with respect to the consolidated financial statements of Integrated Media Technology Limited for the year ended December 31, 2017, included in the Annual Report on Form 20-F for the year ended December 31, 2019 which is incorporated by reference in this Registration Statement.

We consent to the incorporation by reference of the aforementioned report in this Registration Statement and to the use of our name as it appears under the caption "Experts".

/s/ HKCM CPA & Co

HKCM CPA & Co. (Predecessor firm: HKCMCPA Company Limited) Certified Public Accountants

Hong Kong, China

December 23, 2020

15th Floor, Aubin House, 171-172 Gloucester Road, Wan Chai, Hong Kong
Tel: (852) 2573 2296 Fax: (852) 3015 3860	http://www.hkcmcpa.us